UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2017

VERISK ANALYTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34480	26-2994223
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Washington Boulevard, Jersey City, NJ	07310
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 469-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 16, 2017, Verisk Analytics, Inc. (the “Company”) announced that Eva F. Huston will no longer serve as Chief Financial Officer of the Company. Ms. Huston will pursue opportunities outside of the Company and for a three-month period will facilitate the transition to the Company’s newly appointed Chief Financial Officer.

Also, on November 16, 2017, the Company announced that Lee M. Shavel, age 50, was appointed Executive Vice President and Chief Financial Officer of the Company effective November 14, 2017. Mr. Shavel served as Executive Vice President and Chief Financial Officer of Nasdaq, Inc. from 2011 to 2016. Before joining Nasdaq, Mr. Shavel served as managing director and Americas Head of Financial Institutions Investment Banking and in other capacities at Bank of America Merrill Lynch from 1993 to 2011. Since 2016, Mr. Shavel has served on the Board of Directors of Investment Technology Group, Inc. and currently serves as the chairman of its audit committee.

A copy of the press release announcing the appointment of Mr. Shavel is annexed as Exhibit 99.1. All information in the press release is furnished but not filed.

Mr. Shavel has not previously held any position or office with the Company. There is no arrangement or understanding between Mr. Shavel and any other person pursuant to which he was selected as an officer. There are no family relationships between Mr. Shavel and any director or executive officer of the Company, and Mr. Shavel is not party to any transaction in which is the Company is a participant.

In connection with Mr. Shavel’s appointment as Executive Vice President and Chief Financial Officer, Mr. Shavel was granted a one-time equity award of $2,000,000 in the form of restricted stock units of the Company’s common stock that will vest ratably over four years on the respective anniversary dates of Mr. Shavel’s employment commencement date. Mr. Shavel will receive an initial annual base salary of $550,000 and an annual short term incentive cash bonus (“STI”) with a target of 125% of annual base salary, each subject to annual review. Mr. Shavel will also receive a guaranteed annual long term incentive equity award (“LTI”) of $1,500,000 for 2017 to be granted in April 2018, and thereafter will receive annual LTI awards with a target of not less than $1,500,000 based on performance criteria established for similarly situated executive officers of the Company.

Mr. Shavel will also enter into a change in control severance agreement with the Company (the “Severance Agreement”) which is the same form of agreement as provided to certain other senior executives of the Company. The Severance Agreement will provide for payments to be made to Mr. Shavel in the event his employment is involuntarily terminated by the Company without “cause”, or Mr. Shavel voluntarily terminates his employment with the Company for “good reason”, within a two-year period following a “change of control”, as such terms are defined in the Severance Agreement.

Under the Severance Agreement, upon a qualifying termination event, Mr. Shavel will be entitled to (i) a pro rata STI award for the year of termination, (ii) a severance payment equal to two times the sum of Mr. Shavel’s base salary and target bonus amount; (iii) continuation of health benefits (at Mr. Shavel’s expense) for 18 months; and (iv) immediate vesting of any remaining unvested equity awards. The severance and pro rata bonus amounts will be payable in cash, in a lump sum. Receipt of these benefits is conditioned upon Mr. Shavel executing a general release of claims against the Company, and complying with confidentiality, non-compete and nonsolicitation agreements for a period of 24 months.

The foregoing description of the Severance Agreement is qualified in its entirety by reference to the Severance Agreement, the form of which is filed as Exhibit 10.8 to Amendment No. 6 to the Company’s Registration Statement on Form S-1 dated September 21, 2009 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Change in Control Severance Agreement, incorporated herein by reference to Exhibit 10.8 to Amendment No. 6 to the Company’s Registration Statement on Form S-1 dated September 21, 2009

99.1	Press Release dated November 16, 2017*

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISK ANALYTICS, INC.

Date: November 16, 2017	By:	/s/ Kenneth E. Thompson
		Name:	Kenneth E. Thompson
		Title:	Executive Vice President, General Counsel and Corporate Secretary